Exhibit 10.3

Sunterra Corporation

2005 Incentive Plan

Plan Specifications For Performance Share Awards

October 1, 2005

Section 1: The Plan.

The Sunterra Corporation 2005 Incentive Plan (“Plan”) was approved by the shareholders of Sunterra Corporation (“Sunterra” or “Company”) at the annual shareholders meeting in February 2005, and the Compensation Committee of the Board of Directors administers the Plan (“Committee”). A variety of awards may be granted under the Plan, including stock awards, cash awards and performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). The Plan authorizes the Committee to establish terms and conditions of awards under the Plan, subject to any limitations or restrictions applicable to any particular award under the Plan. Pursuant to the terms of the Plan, the Committee desires to establish terms and conditions for Stock Awards intended to qualify as Performance Awards or Performance-Based Awards under the Plan. All awards described herein are granted under the Plan and shall be subject to all requirements and limitations set forth in the Plan.

Section 2: Definitions. Terms not otherwise defined herein shall have the meaning ascribed to such term in the Plan. The following terms used herein have the meaning ascribed to them below unless the context indicates otherwise:

2.1	Beneficiary. A person designated by a participant, in a manner approved by the Committee, who is entitled to vested Shares following the death of that participant. If a participant does not designate a Beneficiary, the Beneficiary shall be the appropriate representative of the participant’s estate.

2.2	EBITDA. Earnings before interest, taxes, depreciation, and amortization, including amortization of fresh start premiums, amortization of capitalized loan origination costs, adjustment for foreign exchange, elimination of gains and losses from asset dispositions outside the ordinary course of business, and elimination of goodwill impairments.

2.3	Participation Agreement. Agreement by which identified participants may elect to participate in the Plan.

2.4	Performance Period. An annual fiscal year of the Company.

2.5	Performance Share. A share of common stock in the Company granted to a participant as a Performance Award and subject to vesting based on future services, and such shares granted to Senior Executives shall also qualify as Performance-Based Awards.

2.6	Plan Award. The number of Performance Shares provided under an Award herein to an individual participant.

2.7	Senior Executive. An executive officer of the Company or other key employee of the Company or any of its majority-owned subsidiaries who is a “covered employee” within the meaning of Section 162(m)(3) of the Code at the time of an Award, and such other officers or employees as designated by the Committee as to any Award.

2.8	Share Ownership Targets. Value of Company shares owned expressed as a percentage of annual base salary.

2.9	Share Retention Guidelines. Guideline percentage of vested Performance Shares, after withholding for taxes, in which selected participants should retain ownership. Guidelines relate to Performance Shares until the participant owns sufficient shares to satisfy overall Share Ownership Targets.

2.10	Termination. A cessation of a participant’s employment with the Company. A change in a participant’s responsibilities or job title shall not be treated as a Termination.

2.11	Total Business Return. Change in operating profit (net of expenses) after taxes, divided by the Company’s weighted average cost of capital, plus free cash flow.

2.12	Total Shares. The total outstanding shares of Common Stock.

2.13	Vesting. Right of ownership to Performance Shares that have been granted to a participant and that accrues to the participant based on a defined period of future Company service. The Committee maintains the right in its discretion to determine vesting for all grants under the plan.

Section 3: General Description of Performance Awards.

3.1	Awards made under these specifications are structured to provide participants an equity incentive opportunity relative to the value created for shareholders. Participants will be assigned a targeted Performance Share grant value at the beginning of the fiscal year. Following the close of the fiscal year, actual grant values will be determined based on Company annual operating performance relative to goals that have been established by the Committee for shareholder value creation. Grant values will be converted into a number of Performance Shares using the Company’s closing share price on the date of grant. Some of the Performance Shares granted will be subject to vesting for future service. The vesting period is intended to align the interests of participants with shareholders through stock ownership and to enhance retention of key employees. In addition, selected executives of the Company will be required to retain ownership of a portion of the shares of Common Stock that vest to them. Without limiting the foregoing, it is noted that the amount of Performance Shares actually awarded is based on the satisfaction of performance goals and thereafter such Performance Shares generally are subject to Vesting and not additional performance goals.

3.2	The Plan will be effective as of October 1, 2005. From time to time, awards will be made to participants designated by the Committee as being eligible to participate hereunder. Additional awards may be made at the Committee’s discretion.

3.3	Unless otherwise provided by the Committee, Performance Shares will vest 25% immediately upon grant, 25% one year after grant, 25% two years after grant, and 25% three years after grant. The Committee reserves the right to change the vesting schedule for future grants at its discretion.

3.4	The target grant value for Plan participants will be established at the discretion of the Committee.

3.5	The value of Performance Shares at date of vesting will be taxable to participants as ordinary income and tax deductible to the Company as compensation expense. The Company will withhold Shares to satisfy the tax withholding requirement at the time of vesting.

Section 4: Determination of Restricted Share Grants.

4.1	Plan participation and target grant values will be established at the discretion of the Committee. The Committee will establish target grant values for selected key participants and the total target grant value for all Plan participants.

4.2	The Committee will establish annual goals for shareholder value creation using a valuation methodology such as a multiple of annual EBITDA or Total Business Return (TBR). The performance measures used will be selected by the Committee and may change over time, but in the case of Senior Executives shall utilize one or more business criteria set forth in the Plan for Performance-Based Awards. In that regard, Total Business Return is based on the business criteria of economic value added and is derived, in part, as a function of the business criteria of operating profit. The total value of Performance Shares to be granted will be based on a relationship between shares granted (as a percentage of target shares) and shareholder value creation to be established by the Committee.

4.3	For purposes of determining annual grant values, Company EBITDA or Total Business Return will be measured at the close of the fiscal year, when all audited financial results become available. With respect to Performance-Based Awards, the Committee shall certify the satisfaction of the applicable performance goals and other material terms of such awards.

4.4	The number of Performance Shares granted will be determined by dividing the Fair Market Value (as defined in the Plan) of the Common Stock at the close of the fiscal year for which the performance goals are being measured by the annual grant value determined by the Committee as having been earned by the level of performance achieved.

Section 5: Termination Provisions.

5.1	Participants must be employed by the Company on the date of grant to be eligible for a grant of Performance Shares.

In the event of termination of a participant for any reason, the participant or the participant’s Beneficiary will forfeit all unvested Performance Shares, unless otherwise determined by the Committee in its sole discretion.

5.2	Subject to its discretion, the Committee retains the right to change the vesting of Performance Shares upon termination of any participant.

Section 6: Administration.

6.1	The Committee has the sole responsibility for interpreting, administering, and modifying these specifications, terms and conditions, consistent with the Plan, as necessary. The Committee’s recommendations regarding the construction, interpretation, and administration of the Plan will be final and binding on all parties.

6.2	Maintenance of financial information relevant to the awards granted hereunder will be the responsibility of an administrative committee or identified senior executives of the Company. The financial information considered as part of the Plan must be audited annually by the Company’s independent auditors prior to submission to the Committee.

Section 7: Designation of Beneficiaries.

7.1	Each participant shall have the right at any time to designate any person or persons as Beneficiaries to whom ownership of any vested Performance Shares shall be transferred in the event of the participant’s death. Each Beneficiary designation shall be effective only when filed in writing with the Company during the participant’s lifetime on a form approved by the Committee.

7.2	The filing of a new Beneficiary designation will cancel all previously filed designations. Any finalized divorce or marriage (other than a common-law marriage) of a participant subsequent to the date of designating a Beneficiary shall revoke such designation unless (i) in the case of divorce, the previous spouse was not designated as a Beneficiary, and (ii) in the case of marriage, the participant’s new spouse had previously been designated as a Beneficiary. The spouse of a married participant shall join in the designation of any Beneficiary other than the spouse.

7.3	If a participant fails to designate a Beneficiary as provided for above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise, or the Beneficiary predeceases the participant without execution of a new designation, ownership of Performance Shares under the Plan shall be transferred to the participant’s estate.

Section 8: Share Ownership Targets.

8.1	Selected executives are expected to achieve the following share ownership levels:

Chief Executive Officer – 5 times base salary

Tier 2 Executives – 3 times base salary

Tier 3 Executives – 2 times base salary

8.2	Until an executive achieves the share ownership target, the executive is expected to retain 50% of the Performance Shares that vest, net of any shares that are withheld by the Company to satisfy tax withholding requirements.

Section 9: Miscellaneous.

9.1	No right to an award exists, and no right or interest in the Plan or to an award is assignable or transferable, or subject to any lien or encumbrance, either directly or indirectly, by operation of law or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

9.2	All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income taxes and employment taxes. The Company will withhold such taxes in accordance with applicable tax regulations.

9.3	The specifications, terms and conditions set forth herein do not limit the authority of the Board or the Committee to grant awards to the full extent permitted under the Plan, regardless of whether such awards comply with such specifications, terms and conditions.

9.4	Section 162(m) Conditions. Awards made hereunder to Senior Executives are intended to satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with such intent shall be disregarded.

9.5	Amendments, Suspension or Termination of Plan. The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan, including these specifications, terms and conditions. Notwithstanding the foregoing, no amendment shall be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).

*         *         *         *